Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Technology Research Corporation:

We consent to the use of our report dated June 27, 2008 with respect to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2008, and the related financial statement schedule incorporated herein by reference.

Our report dated June 27, 2008, contains an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Shared-Based Payment.

/s/ KPMG LLP

March 31, 2009
Tampa, Florida
Certified Public Accountants